Exhibit Index





     Exhibit

     Description



     Exhibit 99.1

     Press release dated January 12, 2004







     Exhibit 99.1



     Press Release



               January 12, 2004

               Contact:  John Gioffre

               Chief Financial Officer

               3524 Airport Road

               Maiden, NC  28065

               (828) 464-8741 Ext. 215



     FOR IMMEDIATE RELEASE



     MAIDEN, NC - Air T, Inc. (AirT) (NASDAQ: AIRT) today reported that J. Hugh Bingham has decided to resign as an officer and director of AirT. Mr. Bingham formerly served as President and Chief Operating Officer of AirT.



     In recognition of his service, AirT will pay Mr. Bingham
$300,000 over the next year. In return, Mr. Bingham has relinquished his retirement and other contractual benefits.



     Mr. Bingham had served for many years as Chief Executive
Officer of AirT's former Mountain Aircraft Services subsidiary.
Substantially all oof the assets of this subsidiary were sold by the Company in August of 2003.



     Walter Clark, Chairman of the Board and Chief Executive Officer of AirT, noted that Mr. Bingham's service with Air T dates back over
20 years.   Mr. Clark stated that "Hugh was a long-time friend and
business associate of my father, David Clark, and was instrumental in building the company. We wish him great success as he moves on to other pursuits."



     The Company also agreed with Mr. Bingham to buy back his 118,480 shares of Air T common stock (representing 4.3% of the outstanding common stock) for a price of $4.5432 per share (80% of the January 5, 2004 closing price of $5.679 on the NASDAQ SmallCap Market). The redemption will occur in three stages, with one-third of the stock being redeemed on each of January 12, 2004, the week of July 5, 2004 and the week of January 3, 2005.



     AirT, through its subsidiaries, provides overnight air freight service to the express delivery industry and manufactures and services aviation and other specialized equipment. AirT is one of the largest small aircraft air cargo operators in the United States and currently operates a fleet of single and twin engine turbo-prop aircraft nightly in the eastern half of the United States and Canada, South America, Puerto Rico and the Virgin Islands.



     Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the effects of economic, competitive and market conditions in the aviation industry, the continuing impact of terrorist activities and threats, market acceptance of new products and services and changes in government regulations, weather or technology. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.